EXHIBIT 10.34

THE PNC FINANCIAL SERVICES GROUP, INC.

OUTSIDE DIRECTORS DEFERRED STOCK UNIT PLAN

(As amended and restated effective January 1, 2012)

1.	Definitions

In this Plan, except where the context otherwise indicates, the following definitions apply:

1.1. Account means an unfunded deferred compensation bookkeeping account established in the name of an Outside Director pursuant to the Plan.

1.2. Beneficiary Designation Form means a form provided by the Corporation that an Outside Director completes and submits to the Department in order to make or amend his or her beneficiary designation pursuant to the Plan.

1.3. Board means the Board of Directors of the Corporation.

1.4. Change in Control means the occurrence of an event that is both (a) a change in control as defined in the most recent stock options granted by the Corporation to any of its non-employee directors and (b) a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets, as such terms are defined under Internal Revenue Code Section 409A, and its corresponding Treasury Regulations and related guidance.

1.5. Committee means the committee appointed by the Board to administer the Plan, all of the members of which are non-employee directors as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. Unless otherwise determined by the Board, the Nominating and Governance Committee of the Board will be the Committee.

1.6. Common Stock means the common stock, par value $5.00 per share, of the Corporation.

1.7. Corporation means The PNC Financial Services Group, Inc. or any successor thereto.

1.8. Deferred Stock Unit means a phantom unit representing the right to receive, in cash, an amount based on the value of a Share pursuant to and in accordance with the terms of the Plan.

1.9. Department means the Corporation’s Corporate Secretary’s Department.

1.10. Effective Date means January 1, 2008. Any amendment to the Plan pursuant to Section 14.8 will be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board or the Committee when amending the Plan.

1.11. Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12. Fair Market Value of a Share on a given date means an amount equal to the fair market value of a Share as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market. In the absence of a method of valuation specifically adopted by the Committee, the Fair Market Value of a Share on a given date will mean the closing price of a share of Common Stock on the New York Stock Exchange for that date as reported in the Wall Street Journal.

1.13. Grant Date means the date on which a Deferred Stock Unit is granted by the Committee or such later date as may be specified by the Committee in authorizing the grant.

1.14. Grantee means an Outside Director to whom Deferred Stock Units have been granted pursuant to Section 5 and credited to the Grantee’s Account.

1.15. Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

1.16. Outside Director means a member of the Board who is not, on the Grant Date, an officer, as defined in Rule 16a-1(f) under the Exchange Act or any similar successor rule, or an employee of the Corporation or a Subsidiary.

1.17. Plan means The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan, as amended from time to time.

1.18. Retirement means the date on which an Outside Director ceases, for any reason, to be a member of the Board or, if later, the date of the Outside Director’s “separation from service,” as such term is defined under Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance.

1.19. Share means a share of Common Stock.

1.20. Subsidiary means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that is a subsidiary of the Corporation under generally accepted accounting principles.

1.21. Valuation Date means March 31, June 30, September 30, and December 31 of each year, except as otherwise provided in Section 6.4. If any of the preceding dates is not a date on which the New York Stock Exchange is open for business, then the Valuation Date will be the next preceding date on which the New York Stock Exchange is open for business.

2.	Purpose; Eligibility

The Plan is intended to provide a tax-deferred method of compensation to assist in attracting, retaining, and motivating Outside Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

Deferred Stock Units may be granted to each Outside Director (including a Committee member) who is serving on the Effective Date of the Plan, or is elected or appointed and duly qualified thereafter, provided that he or she is serving as an Outside Director on the Grant Date.

3.	Administration; Committee Determinations

The Plan will be administered by the Committee or by the Committee Chair in the exercise of such authority as the Committee may delegate to him or her from time to time.

In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

(a) to determine, in its discretion, the Grant Date and number or dollar value of Deferred Stock Units to be granted to each Outside Director and the terms upon which Deferred Stock Units may be acquired or forfeited and the terms and conditions of each grant of Deferred Stock Units, which terms and conditions need not be identical for each Outside Director;

(b) to construe and interpret the Plan;

(c) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

(d) to delegate to officers or managers of the Corporation or any Subsidiary the authority to perform administrative functions under the Plan.

Any determinations made or actions taken by the Committee pursuant to this Section 3 or pursuant to any other provision of the Plan will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including without limitation, Grantees and their designated beneficiaries.

4.	Establishment and Termination of Accounts

4.1. The Corporation will establish an Account in the name of an Outside Director as of the date on which he or she is first granted an award of Deferred Stock Units.

4.2. Deferred Stock Unit awards will be credited to the Outside Director’s Account on the Grant Date.

4.3. The Corporation will terminate an Account promptly upon the redemption of all Deferred Stock Units credited to the Account and the distribution of all cash resulting therefrom.

5.	Grant of Deferred Stock Units; Dividend Adjustments

5.1. The Committee may elect to authorize an annual grant of Deferred Stock Units to each eligible grantee, as of a Grant Date specified by the Committee. In such case, the number of Deferred Stock Units (including fractional Deferred Stock Units) to be credited to a Grantee’s Account will be calculated by dividing a dollar amount specified by the Committee by the Fair Market Value of a Share as of the Grant Date. The Corporation will credit grants authorized by the Committee pursuant to this Section 5.1 to each eligible grantee’s Account as of each annual Grant Date until the Committee acts to supersede its standing grant authorization.

5.2. In addition to annual grants of Deferred Stock Units authorized pursuant to Section 5.1, if any, the Committee may authorize grants on a special or one-time basis to Outside Directors as of such Grant Dates and for such purposes as the Committee may deem necessary or appropriate. The number of Deferred Stock Units credited to a Grantee’s Account pursuant to such grants will either be the number of units specified in the grant or will be calculated in the same manner as specified in Section 5.1 for annual grants, as applicable.

5.3. All Deferred Stock Units granted pursuant to the Plan, together with any adjustments or interest thereon, will be credited directly to the Grantee’s Account subject to the terms and conditions of the Plan.

5.4. Deferred Stock Units credited to an Outside Director’s Account will be adjusted for dividends as set forth in this Section 5.4 until such time, if any, as the value of the Outside Director’s Account is fixed pursuant to the Plan, in accordance with Section 10.3 or otherwise.

In the event that the Board declares a cash dividend on Common Stock, the Corporation will, on or as soon as practicable after each such dividend payment date, credit to each such Outside Director’s Account a number of Deferred Stock Units (including fractional Deferred Stock Units) equal in value to the number of Shares (including fractional Shares) that would have been purchased, using the methodology then in effect under the Corporation’s Dividend Reinvestment and Stock Purchase Plan for dividend reinvestment, with cash dividends on a number of Shares equal to the aggregate number of Deferred Stock Units (including fractional Deferred Stock Units) then in such Account.

5.5. Deferred Stock Units are subject to adjustment for capital changes pursuant to Section 8.

6.	Payment Elections

6.1. Payment Elections. Each Outside Director will have the right to complete a payment election form for Deferred Stock Unit grants.

For a payment election form to be effective for grants made in a particular calendar year, the payment election form must be completed and submitted to the Department prior to January 1 of such year. Notwithstanding the previous sentence, in the calendar year in which an Outside Director first becomes an Outside Director, the Outside Director must complete and submit the payment election form to the Department within 30 days of such person’s becoming an Outside Director, and such payment election form will only be effective for grants made after the election form is received by the Department.

Once submitted and effective for a calendar year, a payment election form will remain in effect for any and all grants made thereafter in that particular year. Such payment election will also be effective as to grants made in succeeding years unless and until such payment election is revoked with respect to such future grant years or a new payment election is made that supersedes such election with respect to such future grant years. Such revocation or superceding election must be made in writing and will be effective beginning with any grants made in the first calendar year that commences after such writing is delivered to the Department.

6.2. Time and Manner of Payment. On the payment election form, the Outside Director will have the right to elect the time and manner of payment of the grants to which the form applies.

Time of Payment. The Outside Director may elect payment beginning on any of the following dates: (1) Retirement; (2) attaining age 72; (3) the earlier of Retirement and attaining age 72; or (4) the later of a specified date and Retirement.

Manner of Payment. The Outside Director may elect payment either (1) in a lump sum or (2) in a designated number of annual installments, not to exceed 10 annual installments.

The default time and manner of payment for any grants made in a calendar year for which there is not an applicable valid payment election in effect will be payment in a lump sum within 90 days after such Outside Director’s Retirement.

6.3. Subsequent Elections. Notwithstanding anything to the contrary in the Plan, at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, an Outside Director may elect to extend the payment date(s) for all of his or her Account (if all of the Account would otherwise be payable no earlier than 12 months from the election date), or for a portion of his or her Account (if such portion would otherwise be payable no earlier than 12 months from the election date), provided that: (1) such modified payment date(s) are at least five years after the date(s) on which payment would otherwise have been made; (2) such election is not effective for one year after it is made; and (3) such modified payment date(s) are on or after the earlier of the Outside Director’s expected Retirement date or the date that he or she reaches the age of 72.

For the sake of clarity, this Section 6.3 will permit an Outside Director to extend the payment date(s) (a) for his or her entire Account, (b) on each grant of Deferred Stock Units, or (c) on each annual installment payment, if so elected.

6.4. Change in Control. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control: (a) all outstanding Deferred Stock Units credited to Accounts under the Plan for which a value has not already been fixed in accordance with the Plan will be valued as of the time immediately prior to the Change in Control (which will be deemed to be the relevant Valuation Date); (b) all Deferred Stock Units outstanding at the time of the Change in Control will be redeemed for cash; and (c) for each Account under the Plan with a balance outstanding at the time the Change in Control occurs, the entire balance of the Account will be paid out, in cash, to the current or former Outside Director or designated beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change in Control.

7.	Beneficiary Designations

Each Outside Director will have the right to designate, on a Beneficiary Designation Form provided by the Corporation, one or more beneficiaries to receive any unpaid amounts in his or her Account, in accordance with the Plan, in the event of the Outside Director’s death. If the Outside Director has not made a valid beneficiary designation, the default beneficiary designation will be the Outside Director’s surviving spouse, or if none, the Outside Director’s estate.

In the event of the Outside Director’s death, the designated beneficiary will receive (or, if the Outside Director has specified multiple beneficiaries, the surviving designated beneficiaries will receive in equal shares) payment of such unpaid amounts at the same time and in the same manner as the Outside Director would have received such amounts had he or she survived, except as set forth in the following sentence. In the event that a designated beneficiary survives the Outside Director but dies before receiving payment of all amounts in the Account due to that beneficiary, the beneficiary’s estate will receive such unpaid amounts in a lump sum within 90 days after the beneficiary’s death. The estate of a beneficiary who has predeceased the Outside Director will have no claim to payments under the Plan.

An Outside Director will have the right to amend his or her beneficiary designations at any time upon completing, signing, dating, and submitting a new Beneficiary Designation Form to the Department. Amendments or terminations to beneficiary designations will be effective immediately upon the Department’s receipt of a properly completed, executed, and dated Beneficiary Designation Form.

8.	Capital Adjustments

Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation (each, a “Corporate Transaction”)), the Committee shall make those adjustments, if any, in the number, class or kind of Deferred Stock Units then outstanding, or shall make such other adjustments, if any, to the amounts in the Accounts, in either case as the Committee deems appropriate in its discretion to reflect the

Corporate Transaction(s) such that the rights of the Grantee (or designated beneficiary of a deceased Grantee) are neither enlarged nor diminished as a result of such Corporate Transaction(s). The Corporation shall determine the manner in which any fractional Deferred Stock Units will be treated.

All determinations hereunder shall be made by the Committee in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Grantee.

9.	Account Statements

A statement will be sent, no less frequently than once a quarter, to each current or former Outside Director with a balance in his or her Account as of the most recent Valuation Date. Such statement will (1) list the aggregate number of Deferred Stock Units in the Account, including any adjustments made for dividends pursuant to Section 5.4 or other adjustments pursuant to Section 8, if applicable, and (2) show (a) the aggregate Fair Market Value of such Deferred Stock Units as of such Valuation Date, or (b) if the value of the Account has been fixed pursuant to the Plan, in accordance with Section 10.3 or otherwise, the notional equivalent cash value remaining in the Account, including interest thereon in accordance with Section 10.3, as applicable. The Corporation’s officers may also provide such additional statements, if any, as they may deem appropriate from time to time.

10.	Redemption of Deferred Stock Units for Payment

10.1. The Corporation will redeem Deferred Stock Units credited to the Outside Director’s Account at such times and in such amounts as may be necessary to distribute cash in accordance with the payment provisions of the Plan.

10.2. Except as set forth in Section 10.3, Deferred Stock Units being redeemed for payment will be valued as of the applicable Valuation Date at the higher of the following: (a) the Fair Market Value of a Share on the applicable Valuation Date; and (b) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding the applicable Valuation Date.

10.3. If the Outside Director has elected payment with respect to all or a portion of the Deferred Stock Units in his or her Account other than in a lump sum on Retirement, then upon such Outside Director’s Retirement, such Deferred Stock Units as are not required to be redeemed for payment at that time will be assigned a notional equivalent cash value as of the Valuation Date immediately following Retirement equal to their value had they been redeemed for a the lump sum payment upon Retirement at that time. Thereafter, such fixed amount portion of the Account will not receive adjustments for dividends pursuant to Section 5.4 but will be credited with interest thereon until the Valuation Date immediately preceding payment at a fair market interest rate approved by the Committee. In the absence of a rate or method of determining such rate specifically adopted by the Committee, such rate will be equal to the 10-year U.S. Treasury Note rate as reported in the Wall Street Journal for the last week of the previous calendar quarter (converted to a quarterly rate).

10.4. Deferred Stock Units will be redeemed only for cash.

11.	Account Payments

11.1. All payments from an Account will be made solely in cash. Payment will commence on or before 30 days after the Valuation Date immediately following the specified beginning payment date, and the amount to be paid will be based on the Account balance on such Valuation Date.

If an Outside Director has elected the annual installment payment option, the amount of each installment to be paid will be determined by dividing the balance in the Account to be paid in the form of installments by the number of installments remaining to be paid. The Deferred Stock Units or notional cash value, as the case may be, remaining in an Account subject to installment payouts will continue to be subject to adjustment for dividends in accordance with Section 5.4 or credited with interest in accordance with Section 10.3, as applicable. Each annual installment payment following the first annual installment payment will be paid on or before 30 days after the Valuation Date immediately following each subsequent anniversary of the specified beginning payment date, except as otherwise provided in Section 7 upon the death of a designated beneficiary after beginning to receive payments from the Account but before all amounts due to that designated beneficiary have been paid.

11.2. In the event of an unforeseeable emergency that is a severe financial hardship to an Outside Director resulting from (a) an illness or accident of the Outside Director, the Outside Director’s spouse, the Outside Director’s beneficiary, or the Outside Director’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), (b) loss of the Outside Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director, an Outside Director may file a notice with the Department to be presented to the Committee, advising it of the circumstances of the unforeseeable emergency, and requesting a withdrawal of such Outside Director’s Account or a portion of the Account. The Committee, in its sole discretion, will make determinations as to what constitutes an unforeseeable emergency.

A withdrawal by an Outside Director on account of an unforeseeable emergency will have no effect on any amounts remaining in such Outside Director’s Account, and will not have any effect on any current or future deferral after the withdrawal. Withdrawals of amounts because of such unforeseeable emergency will only be permitted to the extent reasonably necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Outside Director’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship.

12.	Effective Date of the Plan; Term of the Plan

The Plan is effective as of January 1, 2008. For the sake of clarity, Deferred Stock Units granted on and after January 1, 2008 are to be administered in accordance with this Plan. Deferred Stock Units granted on and after January 1, 2005 through December 31, 2007 are to be administered in accordance with The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan, as amended and restated effective April 27, 2004, and Internal Revenue Code Section 409A, and its corresponding proposed and final Treasury Regulations and related transition guidance, where applicable. Deferred Stock Units granted before January 1, 2005 are to be administered in accordance with The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan, as amended and restated effective April 27, 2004, or any other plan documents in effect at the Grant Date.

The Plan will continue in effect until terminated by the Board or the Committee pursuant to Section 14.8. Notwithstanding anything in the Plan to the contrary, no Deferred Stock Units may be granted under Section 5.1 or Section 5.2 after termination of the Plan or after the occurrence of a Change in Control. The termination of the Plan will not affect the validity of any Deferred Stock Unit, including any features thereof, credited to an Account on the date of termination.

13.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Deferred Stock Unit granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

14.	Miscellaneous Provisions

14.1. No Right or Obligation of Continued Service. Nothing contained herein will entitle an Outside Director to continue to serve as a member of the Board or require an Outside Director to continue to provide services as a member of the Board. The termination of an Outside Director’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

14.2. No Shareholder Rights. The sole interest of an Outside Director hereunder will be the right to receive the cash payments provided for herein as and when the same becomes due and payable. An Outside Director will have no rights as a shareholder of the Corporation with respect to Deferred Stock Units credited to his or her Account.

14.3. Nonalienability. Except for the withholding of any tax under applicable law, no Deferred Stock Units or other amounts credited to an Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind (including as the result of any domestic relations order). Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Deferred Stock Units or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Deferred Stock Units or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of an Outside Director or designated beneficiary.

14.4. Withholding. Payments made by the Corporation hereunder will be subject to any applicable tax withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

14.5. Headings. Headings used herein are included solely for convenience of reference and shall not alter the meaning or interpretation of any of the provisions of the Plan.

14.6. Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume the Corporation’s obligations hereunder in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The Plan will inure to the benefit of and be enforceable by each Outside Director and each Outside Director’s personal or legal representatives, designated beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.7. Status as Unsecured Creditor; Funding of Payments. All Account balances will constitute unsecured contractual obligations of the Corporation. In the sole discretion of the Corporation, the Corporation or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of funds to make payments hereunder as they become due and payable; provided, however, that no such trust will result in an Outside Director or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Outside Directors’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Corporation.

14.8. Termination and Amendment of Plan. The Plan may be terminated or amended at any time by the Board upon the recommendation of the Committee, or by the Committee,

without the consent of any current or former Outside Director for whom an Account has been established, provided that any termination or amendment will be of general application to all Outside Directors participating in the Plan (and their designated beneficiaries) and will not, without the specific written consent of any such Outside Director (or designated beneficiary) adversely affect: (a) any Deferred Stock Units or amounts theretofore credited to an Account; or (b) the right of an Outside Director (or designated beneficiary) to receive all amounts due and payable with respect to an Account.

14.9. Governing Law. The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of laws provisions.

14.10. Compliance with Law. This Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance to the extent that Internal Revenue Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.